Exhibit 99.1

NEXSTAR BROADCASTING ANNOUNCES $900 MILLION

OFFERING OF SENIOR NOTES

Irving, TX – July 13, 2016 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) announced today that its wholly-owned subsidiary, Nexstar Escrow Corporation (the “Escrow Issuer””), intends to offer, subject to market and other customary conditions, up to $900 million in aggregate principal amount of new senior notes due 2024 (the “Notes”) in a private offering. The Escrow Issuer, which was created solely to issue the Notes, will deposit the gross proceeds of the offering into a segregated escrow account until the date that certain escrow release conditions are satisfied. The Notes will be senior unsecured obligations of the Escrow Issuer. Prior to the release of the proceeds from escrow, the Escrow Issuer will merge with and into Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), a wholly-owned subsidiary of the Company. Upon the release of the proceeds from escrow, Nexstar Broadcasting will assume the obligations under the Notes and the Notes will be guaranteed by the Company, Mission Broadcasting, Inc. (“Mission”) and certain Nexstar Broadcasting and Mission future restricted subsidiaries on a senior unsecured basis.

On January 27, 2016, Nexstar and Media General, Inc. (“Media General”) entered into a definitive merger agreement whereby Nexstar will acquire all outstanding shares of Media General. Nexstar Broadcasting intends to use the net proceeds from the proposed offering, together with borrowings under future secured indebtedness, cash proceeds from the divestiture of certain assets and the issuance of new common stock (pursuant to the exchange ratio disclosed at the time of the announcement of the merger agreement), to fund its proposed acquisition of Media General, to repay existing Nexstar credit facilities, to repay existing Media General indebtedness and to pay other fees and expenses related to Nexstar’s acquisition of Media General and the related refinancing.

The Notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 104 full power television stations reaching 62 markets, or approximately 18.1% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions, Nexstar will own, operate, program or provide sales and other services to 171 television stations and their related low power and digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar and Media General claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome and benefits of a transaction between Nexstar and Media General and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of Media General (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar and Media General undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the definitive joint proxy statement/prospectus of Nexstar and Media General and Media General’s and Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800